Exhibit 10.1
Summary of 2007 Named Executive Officer Cash Compensation
     The Compensation Committee of our Board of Directors has approved 2007 base salaries for our named executive officers as set forth below.
     The Compensation Committee has also approved a process for the determination of 2007 cash bonuses for our named executive officers, pursuant to which bonuses will be determined in the discretion of the Compensation Committee based on the achievement of certain corporate and individual goals in 2007. The corporate goals include objectives relating to the development of drug candidates and the achievement of specified financial targets. The achievement of these goals will be evaluated by the Compensation Committee in making determinations regarding bonuses for 2007 performance. The Compensation Committee has established a bonus target, expressed as a percentage of base salary, for each of our named executive officers, assuming that corporate and individual goals are fully achieved. The bonus target percentage for each of our named executive officers is set forth below.

	2007	2007
Name and Position	Base Salary	Bonus Target

Arthur T. Sands, M.D., Ph.D. President and Chief Executive Officer	$530,000	50%
Julia P. Gregory Executive Vice President, Corporate Development and Chief Financial Officer	$335,000	35%
Alan J. Main, Ph.D. Executive Vice President of Pharmaceutical Research	$325,000	35%
Jeffrey L. Wade, J.D. Executive Vice President and General Counsel	$320,000	35%
Brian P. Zambrowicz, Ph.D. Executive Vice President and Chief Scientific Officer	$345,000	40%